EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:

Diana G. Reardon

Senior Vice President and

  Chief Financial Officer

203/265-8630

www.amphenol.com

2006 RECORD THIRD QUARTER RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  October 18, 2006.  Amphenol Corporation (NYSE-APH) reported today that third quarter 2006 diluted earnings per share increased 28% to a record $.73 compared to $.57 per share for the comparable 2005 period.  Such per share amount for 2006 includes the effect of a $6 million or $.04 per share one-time charge relating to previously announced flood damage at the Company’s Sidney, New York facility and the benefit of $.03 per share relating to the cumulative effect of a reduction in the Company’s effective tax rate from 33% to 32%.  Excluding the one-time flood related charge, diluted earnings per share for the third quarter 2006 was $.77.   EPS for the third quarter of 2006 was also reduced by approximately $2.8 million ($.02 per share) relating to stock option expense as a result of the adoption of SFAS 123R.  Pro forma third quarter 2005 EPS after option expense is $.56.  Sales for the third quarter 2006 increased 42% to a record $636,418,000 compared to $446,995,000 for the 2005 period.  Currency translation had the effect of increasing sales by approximately $8.4 million in the third quarter 2006 compared to the 2005 period.

For the nine months ended September 30, 2006, diluted earnings per share, including flood-related charges, was $1.93 compared to $1.67 per share for the 2005 period.  Excluding flood-related charges earnings per share was $2.09.  EPS for the nine months ended September 30, 2006 was also reduced by approximately $6.7 million ($.05 per share) relating to stock option expense as a result of the adoption of SFAS 123R.  Pro forma EPS for the nine months ended September 30, 2005 after option expense is $1.63.  Sales for the nine months ended September 30, 2006 were $1,812,007,000 compared to $1,300,032,000 for the 2005 period.  Currency translation had the effect of increasing sales by approximately $.4 million for the nine month 2006 period when compared to the 2005 period.

As previously announced, the Company incurred damage at its Sidney, New York manufacturing facility as a result of severe and sudden flooding in New York State during the period June 28 through July 1, 2006.  In the second and third quarter of 2006 the Company recorded charges of

$15 million or $.11 per share and $6 million or $.04 per share, respectively, for recovery and clean up expenses and property related damage, net of expected insurance recoveries.  The Sidney facility had limited manufacturing and sales activity for the period from June 28 to July 14.  Production activity increased during the third quarter with the plant substantially back to full production during the month of September.  As a result, sales in the second and third quarter were reduced by approximately $10 and $15 million, respectively.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “We are extremely pleased to close a record third quarter with sales of $636 million and earnings per share before flood related losses of $.77.  Sales increased 42% over last year (14% excluding the TCS acquisition), and were up 5% sequentially, an exceptional accomplishment in what is normally a seasonally softer quarter.  This performance was led by particular strength in the communications related markets which had strong sequential growth, and more than absorbed the flood-related sales loss in the quarter in the military and aerospace market; a testament to the strength and balance of the business.  TCS continued to perform as the market leader in high-speed, high-density printed circuit board interconnect solutions, increasing third quarter sales 15%, sequentially to $126 million and improving operating margin.  The combination of strong top line growth focused on value added interconnect solutions and the timely implementation of cost reduction and other profit improvement actions contributed significantly in the quarter and provide a solid base for future performance.”

“In addition to excellent overall top line growth, profitability and cash flow continued to be strong.  The operating income margin in the third quarter, before flood related charges, was 18%, up from 17.8% in the second quarter, with sequential improvement in both the cable and interconnect segments of our business.  I am very pleased that we have been able to achieve this strong profitability in a difficult cost environment.  Furthermore, net income, that is income after interest expense and taxes, exceeded 10% of sales, another indication of the Company’s excellent profitability.  Cash flow from operations for the quarter was strong at $71 million.”

“It was another strong quarter and we look to the future with great enthusiasm.  We have an outstanding management team, excellent technological capabilities, leading positions in diversified markets and an increasing presence with the major companies in these markets.  We are the world’s third largest interconnect company with an expanded platform for creating value.  Assuming a continuation of the current economic climate and relatively stable currency exchange rates, we expect a strong finish to the year and are raising guidance for the fourth quarter to revenues in the range of $640 million to $650 million and EPS in the range of $.80 and $.82, respectively.  EPS guidance for the fourth quarter of 2006 includes approximately $3.1 million ($.02 per share) relating to stock option expense as a result of the adoption of SFAS 123R.  Pro forma fourth quarter 2005 EPS after option expense is $.60.  We are very excited about the future and confident in the ability of our excellent organization to meet the challenges presented and to take advantage of the many opportunities in front of us.”

The Company will host a conference call to discuss its third quarter results at 1:00 PM (ET) October 18, 2006.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number 517-623-4547; Passcode: Reardon.  There will be a replay available until 5:00 PM (ET) on Friday, October 20, 2006.  The replay numbers are as follows:  toll free dial-in number is 888-566-0513 and International dial-in number is 203-369-3063.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2005, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

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AMPHENOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three months ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net Sales	$636,418	$446,995	$1,812,007	$1,300,032
Costs and Expenses:
Cost of sales, excluding depreciation and amortization	418,123	285,420	1,188,080	831,266

Depreciation and amortization expense	18,249	13,064	54,729	36,577

Selling, general and administrative expense	85,742	62,422	248,493	182,721

Casualty loss related to flood	5,747	—	20,747	—

Operating income	108,557	86,089	299,958	249,468

Interest expense	(9,308)	(5,548)	(29,494)	(16,726)
Other expenses, net	(3,590)	(2,624)	(9,708)	(5,686)
Refinancing costs	—	(2,398)	—	(2,398)

Income before income taxes	95,659	75,519	260,756	224,658

Provision for income taxes	(28,960)	(23,430)	(83,442)	(74,137)

Net income	$66,699	$52,089	$177,314	$150,521

Net income per common share - Basic	$0.75	$0.59	$1.98	$1.70

Average shares outstanding - Basic	89,422,279	88,775,405	89,471,232	88,387,769

Net income per common share - Diluted (1) (2)	$0.73	$0.57	$1.93	$1.67

Average shares outstanding - Diluted	91,669,784	90,697,815	91,647,344	90,294,496

(1) - Effective January 1, 2006 the Company implemented SFAS 123R and began expensing stock based compensation.  Such expense was previously disclosed in the Company’s financial statement footnotes, but was not included as an expense in the Company’s income statement.  For the three and nine months ended September 30, 2006, diluted earnings per share excluding the $2.8 million and $6.7 million, respectively, of stock based compensation expense, and the $5.7 million and $20.7 million, respectively, of flood-related casualty loss, is $0.79 and $2.14, respectively.  For the three and nine months ended September 30, 2005, diluted earnings per share, including pro forma stock based compensation expense of $2 million and $5.4 million, is $0.56 and $1.63, respectively.

(2) - Excluding the effect of the flood-related casualty loss, the diluted earnings per share for the three and nine months ended September 30, 2006, was $0.77 and $2.09 respectively.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30,	Dec. 31,
	2006	2005
	(Unaudited)
ASSETS

Current Assets:
Cash and short-term cash investments	$62,763	$38,669
Accounts receivable, less allowance for doubtful accounts of $13,105 and $11,162, respectively	369,580	302,867
Inventories	384,253	325,865
Prepaid expenses and other assets	66,340	42,413

Total current assets	882,936	709,814

Land and depreciable assets, less accumulated depreciation of $391,836 and $352,408, respectively	260,732	253,889
Deferred debt issuance costs	2,864	2,351
Goodwill	910,569	886,720
Other assets	64,534	79,766

	$2,121,635	$1,932,540

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$243,850	$177,266
Accrued interest	4,190	4,998
Accrued salaries, wages and employee benefits	50,454	42,705
Other accrued expenses	127,214	93,202
Dividends payable	2,678	2,729
Current portion of long-term debt	3,842	15,030

Total current liabilities	432,228	335,930

Long-term debt	684,681	765,970
Accrued pension and post employment benefit obligations	108,414	108,816
Other liabilities	32,495	32,589

Shareholders’ Equity:
Common stock	87	89
Additional paid-in deficit	(137,019)	(164,082)
Accumulated earnings	1,066,838	985,317
Accumulated other comprehensive loss	(66,089)	(77,742)
Treasury stock, at cost (1)	—	(54,347)

Total shareholders’ equity	863,817	689,235

	$2,121,635	$1,932,540

(1)  All of the Company’s treasury stock was retired during the third quarter of 2006.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Nine months ended
	September 30,
	2006	2005

Net income	$177,314	$150,521
Adjustments for cash from operations:
Depreciation and amortization	54,729	36,577
Amortization of deferred debt issue costs	396	856
Stock-based compensation.	6,773	—
Non-cash expenses related to flood	6,045	—
Non-cash expense related to write-off of deferred debt issue costs	—	5,666
Loss on disposal of fixed assets	472	—
Net change in non-cash components of working capital	(38,213)	(36,556)
Other long term assets and liabilities	6,473	(2,244)

Cash provided by operations	213,989	154,820

Cash flow from investing activities:
Capital additions, net	(57,523)	(41,335)
Proceeds from disposal of fixed assets	4,326	—
Investments in acquisitions	(18,803)	(104,779)

Cash flow used by investing activities	(72,000)	(146,114)

Cash flow from financing activities:
Net change in borrowings under revolving credit facilities	(68,008)	403,722
Decrease in borrowings under Bank Agreement	(26,154)	(413,000)
Payments of fees and expenses related to refinancing	(882)	(1,942)
Purchase of treasury stock	(33,442)	(8,704)
Proceeds from exercise of stock options	13,239	24,455
Excess tax benefits from stock-based payment arrangements	5,397	—
Dividend payments	(8,045)	(5,348)

Cash flow used by financing activities	(117,895)	(817)

Net change in cash and short-term cash investments	24,094	7,889
Cash and short-term cash investments balance, beginning of period	38,669	30,172

Cash and short-term cash investments balance, end of period	$62,763	$38,061

Net cash paid during the year for:
Interest	29,906	13,938
Taxes	65,381	62,196

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Trade Sales:
Interconnect Products	$566,522	$391,915	$1,616,710	$1,142,233
Cable Products	69,896	55,080	195,297	157,799
Consolidated	$636,418	$446,995	$1,812,007	$1,300,032

Operating income:
Interconnect Products	$115,734	$85,279	$324,163	$246,397
Cable Products	8,652	6,438	22,736	19,657
Stock-based compensation expense	(2,810)	—	(6,732)	—
Other operating expenses	(7,272)	(5,628)	(19,462)	(16,586)
Casualty loss related to flood	(5,747)	—	(20,747)	—
Consolidated	$108,557	$86,089	$299,958	$249,468

ROS%:
Interconnect Products	20.4%	21.8%	20.1%	21.6%
Cable Products	12.4%	11.7%	11.6%	12.5%

Consolidated excluding flood-related charges	18.0%	19.3%	17.7%	19.2%
Consolidated	17.1%	19.3%	16.6%	19.2%